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                          SUBMANAGEMENT AGREEMENT                  EXHIBIT 10.2


     THIS AGREEMENT (the "Agreement") entered into as of August 4, 1997 to be effective as of August 8, 1997, the closing date of the public offering of Common Stock, $.01 par value per share, on Registration Statement Form S-11 (No. 333-25423) of IMH Commercial Holdings, Inc. (the "Company") is by and between RAI ADVISORS, LLC, (the "Manager"), IMPERIAL CREDIT MORTGAGE HOLDINGS, INC., a Maryland corporation ("IMH") and ICI FUNDING CORPORATION, a California corporation ("ICIFC").


                                   BACKGROUND

     A. The Manager and the Company have entered into an agreement as of the date hereof (the "Management Agreement") pursuant to which the Manager will provide certain management services to IMH and any subsidiary or Affiliate (as defined therein) of the Company, including its conduit operations Imperial Commercial Capital Corporation, a California corporation ("ICCC") (the "Management Services") for which the Manager will be paid certain compensation as described therein; and

     B. The Manager desires to retain ICIFC to assist it in the performance of its duties and obligations under the Management Agreement in the manner and on the terms hereinafter set forth.

     C. ICIFC has agreed that it will take no action to modify this agreement without the prior written consent of IMH.

     NOW THEREFORE, in consideration of the mutual agreements herein set forth, the parties hereto agree as follows:

          1.  Duties and Obligations of ICIFC.  ICIFC shall provide any and all
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administrative services required by the Company including facilities and costs associated therewith, technology, management information systems, general ledger accounts, human resources and payroll, check processing and accounts payable and other services as the Manager may reasonably request from time to time in order to assist the Manager in discharging its obligation to provide the Management Services.

          2.  Additional Activities of IMH.  Except to the extent limited by the
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Management Agreement or that certain Non-Competition Agreement dated the date hereof and entered into by and among IMH, ICIFC, the Company and ICCC (the "Non-Competition Agreement"), nothing herein shall prevent IMH, ICIFC or their respective Affiliates (as defined in the Management Agreement) from engaging in any business or from rendering services of any kind to any other person or entity, including investment in or advisory service to others investing in any type of real estate investment including investments which meet the principal investment objectives of the Company. Directors, officers, employees and agents of IMH, ICIFC or their respective Affiliates may serve as directors, officers, employees, agents, nominees or signatories for the Manager. When executing documents or otherwise acting in such capacities for the Manager, such persons shall use their respective titles in the Manager.

          3.  Records; Confidentiality.  ICIFC shall maintain appropriate books
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of account and records relating to services performed hereunder, which books of account and records shall be accessible for inspection and copying by the Manager at any time during normal business hours. ICIFC agrees to keep confidential any and all information it obtains from time to time in connection with the services it renders hereunder and shall not disclose any portion thereof to non-affiliated third parties except with the prior written consent of the Manager.

          4.  Obligations of ICIFC.  Anything else in this Agreement to the
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contrary notwithstanding, ICIFC shall refrain from any action which it reasonably believes would adversely affect the status of the Company or any subsidiary of the Company as a real estate investment trust as defined in and limited by Sections 856 to 860 of the Internal Revenue Code of 1986, as amended, or which in its sole judgment made in good faith would violate any law, rule or regulation of any government body or agency having jurisdiction over the Company and such subsidiary or
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which would otherwise not be permitted by the Company's or such subsidiary's
Governing Instruments (as defined in the Management Agreement), except if such action shall be ordered by the Manager, in which event ICIFC shall promptly notify the Manager of ICIFC's judgment that such action would adversely affect such status or violate any such law, rule or regulation or the Company's or such subsidiary's Governing Instruments, and shall refrain from taking such action pending further clarification or instructions from the Manager. If the Manager thereafter instructs ICIFC despite ICIFC's notification as provided herein, to take any such action and ICIFC so acts upon the instructions given, ICIFC shall not be responsible or have any liability for any loss of the Company's or such subsidiary's status as a real estate investment trust or violation of any law, rule or regulation or the Governing Instruments caused thereby.

          5.  Compensation.  ICIFC shall be paid for services rendered by it
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under this Agreement commensurate with the services rendered by the Manager on a dollar for dollar basis plus a service charge of 15% to the extent such services are rendered under the Management Agreement. ICIFC shall also be paid on a dollar for dollar basis plus a service charge of 15% for the actual cost of the services provided by the executive officers of the Company based upon the compensation payable to them by ICIFC pursuant to certain employment agreements. For the first three years of the Submanagement Agreement, there will be a minimum amount of $500,000 per annum (which includes the 15% service charge) payable by the Manager to ICIFC. Such fee or any incremental part thereof shall be payable within 30 days of the receipt of any such compensation or any part thereof by the Manager. ICIFC agrees that the Manager shall not be obligated to make any payment to it under this Agreement if to do so would cause the Manager's liabilities to exceed its assets or would cause the Manager to be unable to meet its debts as they become due and payable.

          6.  Limits of ICIFC Responsibility.  ICIFC assumes no responsibility
              ------------------------------
under this Agreement other than to render the services called for hereunder in good faith and shall not be responsible for any action of the Manager in following or declining to follow any advice or recommendations of ICIFC, including, without limitation, actions described in Section 4 above. ICIFC, its directors, officers, shareholders and employees and its Affiliates will not be liable to the Manager or the Manager's shareholders for any acts performed by ICIFC, its directors, officers, shareholders and employees in accordance with this Agreement, except by reason of acts constituting bad faith, willful misconduct, gross negligence or reckless disregard of their duties. The Manager shall reimburse, indemnify and hold harmless ICIFC, and its Affiliates, shareholders, directors, officers and employees of and from any and all expenses, losses, damages, liabilities, demands, charges and claims of any nature whatsoever in respect of or arising from any acts or omissions of ICIFC, its Affiliates, shareholders, directors, officers and employees made in good faith in the performance of IMH's duties under this Agreement and not constituting bad faith, willful misconduct, gross negligence and reckless disregard of its duties.

          7.  No Joint Venture.  The Manager and ICIFC are not partners or joint
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venturers with each other and nothing herein shall be construed to make them such partners or joint venturers or impose any liability as such on either of them.

          8.  Term; Termination.
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          (a)  This Agreement shall continue in force until December 31, 2002, and thereafter it may be extended only with the affirmative vote of a majority of the Unaffiliated Directors of IMH and by the affirmative vote of a majority of the directors of the Manager. "Unaffiliated Directors" means a Director who is independent of the Company, the Manager and IMH and its Affiliates.

          (b) Each extension shall be executed in writing by all parties hereto before the expiration of this Agreement or of any extension thereof. Each such extension shall be effective for a period corresponding to the fiscal year of the Manager, but in no case exceeding 12 months, excluding the first year.

          (c) Notwithstanding any other provision herein to the contrary, this Agreement, or any extension hereof, shall terminate automatically upon the termination of the Management Agreement and may be terminated without cause by the Manager upon 60 days' prior written notice, by a majority vote of the directors of the Manager.
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          9.  Assignment.  This Agreement shall terminate automatically in the
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event of its assignment, in whole or in part, by ICIFC, unless such assignment is to a corporation, association, trust or other organization which shall acquire the property and carry on the business of ICIFC, if at the time of such assignment a majority of the voting stock of such assignee organization shall be owned, directly or indirectly, by ICIFC or unless such assignment is consented to in writing by the Manager, which consent may be unreasonably withheld in the Manager's sole discretion. Such an assignment shall bind the assignee hereunder in the same manner as ICIFC is bound hereunder, and, to further evidence its obligations hereunder, the assignee shall execute and deliver a counterpart of this Agreement. This Agreement shall not be assignable by the Manager without the consent of ICIFC, except in the case of assignment by the Manager to a corporation or other organization which is a successor (by merger, consolidation or purchase of assets) to the Manager, in which case such successor organization shall be bound hereunder by the terms of said assignment in the same manner as the Manager is bound hereunder.

          10.  Default, Bankruptcy or Insolvency of ICIFC.  At the option solely
               ------------------------------------------
of the Manager, this Agreement may be and become terminated immediately upon written notice of termination from the Manager to ICIFC if any of the following events shall occur:

               (a) If ICIFC shall violate any provision of this Agreement and, after notice of such violation, has not cured such default within 30 days; or

               (b) There is entered an order for relief or similar decree or order with respect to IMH or ICIFC by a court having jurisdiction in the premises in an involuntary case under the federal bankruptcy laws as now or hereafter constituted or under any applicable federal or state bankruptcy, insolvency or other similar laws; or IMH (i) ceases or admits in writing its inability to pay its debts as they become due and payable, or makes a general assignment for the benefit of, or enters into any composition or arrangement with, creditors; (ii) applies for, or consents (by admission of material allegations of a petition or otherwise) to the appointment of a receiver, trustee, assignee, custodian, liquidator or sequestrator (or other similar official) of either IMH or ICIFC or of any substantial part of their properties or assets, or authorizes such an application or consent, or proceeding seeking such appointment are commenced without such authorization, consent or application against IMH or ICIFC and continue undismissed for 30 days; (iii) authorizes or files a voluntary petition in bankruptcy, or applies for or consents (by admission of material allegations of a petition or otherwise) to the application of any bankruptcy, reorganization, arrangement, readjustment of debt, insolvency, dissolution, liquidation or other similar law of any jurisdiction, or authorizes such application or consent, or proceedings to such and are instituted against IMH without such authorization, application or consent and are approved as properly instituted and remain undismissed for 30 days or result in adjudication or bankruptcy or insolvency; or (iv) permits or suffers all or any substantial part of its properties or assets to be sequestered or attached by court order and the order remains undismissed for 30 days.

               (c) Each of IMH and ICIFC agrees that if any of the events specified in paragraph (b) of this Section 10, shall occur, it will give prompt written notice thereof to the board of directors of the Manager after the happening of such event.

          11.  Action Upon Termination.  From and after the effective date of
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termination pursuant to Sections 8, 9 or 10 hereof, ICIFC shall not be entitled to compensation for further services hereunder, but shall be paid all compensation accruing to the date of termination subject to adjustments on an annualized basis; provided, however, that if this Agreement is terminated within three years of its effective date, then ICIFC shall be entitled to receive from the Manager the remaining minimum amount of $500,000 per annum which would have been paid for such year of termination. ICIFC shall forthwith upon such termination:

               (a) Pay over to the Manager all money collected and held for the account of the Manager pursuant to this Agreement, after deducting any accrued compensation and reimbursement for its expenses to which it is then entitled;

               (b) Deliver to the Manager a full accounting, including a statement showing all payments collected by it and a statement of all money held by it, covering the period following the date of the last accounting furnished to the Manager; and
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               (c) Deliver to the Manager all property and documents of the
Manager then in custody of IMH or ICIFC.

          12.  Arbitration.
               ------------

               (a) Each controversy, dispute or claim between the parties arising out of or relating to this Agreement, which controversy, dispute or claim is not settled in writing within thirty (30) days after the "Claim Date" (defined as the date on which a party subject to this Agreement gives written notice to the other that a controversy, dispute or claim exists), will be settled by binding arbitration in Orange County, California in accordance with the provisions of the Judicial Arbitration and Mediation Services, which shall constitute the exclusive remedy for the settlement of any controversy, dispute or claim, and the parties waive their rights to initiate any legal proceedings against each other in any court or jurisdiction other than the Superior Court of Orange County (the "Court"). Any decision rendered by the arbitrator and such arbitration will be final, binding and conclusive and judgment shall be entered pursuant to the California Code of Civil Procedure Section 644 in any court in the State of California having jurisdiction.

               (b) Except as expressly set forth in this Agreement, the arbitrator shall determine the manner in which the proceeding is conducted, including the time and place of all hearings, the order of presentation of evidence, and all other questions that arise with respect to the course of the proceeding. All proceedings and hearings conducted before the arbitrator, except for trial, shall be conducted without a court reporter, except that when any party so requests, a court reporter will be used at any hearing conducted before the arbitrator. The party making such a request shall have the obligation to arrange for any pay for the court reporter. The costs of the court reporter shall be borne equally by the parties.

               (c) The arbitrator shall be required to determine all issues in accordance with existing case law and the statutory laws of the State of California. The rules of evidence applicable to proceedings at law in the state of California will be applicable to the reference proceeding. The arbitrator shall be empowered to enter equitable as well as legal relief, to provide all temporary and/or provisional remedies and to enter equitable orders that will be binding upon the parties. The arbitrator shall issue a single judgment at the close of the proceeding which shall dispose of all of the claims of the parties that are the subject of the proceeding. The parties hereto expressly reserve the right to contest or appeal from the final judgment or any appealable order or appealable judgment entered by the arbitrator. The parties hereto expressly reserve the right to findings of fact, conclusions of law, a written statement of decision, and the right to move for a new trial or a different judgment, which new trial, if granted, is also to be a proceeding governed under this provision.

          13.  Notices. All notices, requests, demands and other communications
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provided for hereunder shall be in writing (including telegraphic or facsimile communications) and shall be in mailed (return receipt requested), telegraphed, sent by facsimile, overnight courier or hand delivered to each party at the address set forth as follows, or at such other address as either party may designate by notice to the others, and any such notice, request, demand or other communication shall be effective upon receipt:

The Manager:              RAI Advisors, LLC
                           20371 Irvine Avenue
                           Santa Ana Heights, CA 92707
                           Telephone:     (714) 556-0122
                           Facsimile:     (714) 438-2150
                           Attention:     William S. Ashmore
                                            President

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IMH:                      Imperial Credit Mortgage Holdings, Inc.
                           20371 Irvine Avenue
                           Santa Ana Heights, CA 92707
                           Telephone:         (714) 556-0122
                           Facsimile:         (714) 433-2122
                           Attention:         Joseph R. Tomkinson
                                                Chief Executive Officer

ICIFC:                    ICI Funding Corporation
                           Telephone:         (714) 556-0122
                           Facsimile:         (714) 433-2122
                           Attention:         Joseph R. Tomkinson
                                                Chief Executive Officer

          Either party may at any time give notice in writing to the other party of a change of its address for the purpose of this Section 13.

          14.  Amendments.  This Agreement shall not be amended, changed,
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modified, terminated or discharged in whole or in part, and the performance of any obligation hereunder may not be waived, except by an instrument in writing signed by both parties hereto, or their respective successors or permitted assigns, or otherwise as provided herein; provided, however, that ICIFC agrees to take no action further to this Section 14 without the prior written consent of IMH evidenced by a majority vote of the directors of IMH who are not directors of ICCC and that any action taken by ICIFC further to this Section 14 in contravention of said provision shall be null and void. The parties hereto agree that in no event shall an oral modification of this Agreement be enforceable or valid.

          15.  Successors and Assigns.  This Agreement shall bind any successors
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or permitted assigns of the parties hereto as herein provided.

          16.  Severability.  The invalidity or unenforceability of any
               ------------
provision of this Agreement shall not affect the validity of any other provision, and all other provisions shall remain in full force and effect.

          17.  Entire Agreement. This Agreement contains the entire agreement of
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the parties relating to the subject matter hereof, and the parties hereto have made no agreements, representations or warranties relating to the subject matter of this Agreement that are not set forth otherwise herein. This Agreement supersedes any and all prior agreements, written or oral, between the parties hereto.

          18.  Waiver.  Any forbearance by a party to this Agreement in
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exercising any right or remedy under this Agreement or otherwise afforded by applicable laws shall not be a waiver of or preclude the exercise of that or any other right or remedy.

          19.  Governing Law.  The provisions of this Agreement shall be
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governed by, construed under and interpreted in accordance with the laws of the
State of California as at the time in effect.

          20.  Headings and Cross References.  The section headings hereof have
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been inserted for convenience of reference only and shall not be construed to affect the meaning, construction or effect of this Agreement. Any reference in this Agreement to a "Section" or "Subsection" shall be construed, respectively, as referring to a section of this Agreement or a subsection of a section of this Agreement.

          21.  Attorneys' Fees.  In the event that any party shall bring an
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action or proceeding in connection with the performance, breach or interpretation hereof, then the prevailing party in such action as determined by the court or other body having jurisdiction shall be entitled to recover from the losing party in such action, as determined by the court or other body having jurisdiction, all reasonable costs and expense of litigation or arbitration, including reasonable attorney's fees, court costs, costs of investigation and other costs reasonably related to such proceeding.
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          22.  Execution in Counterparts.  This Agreement may be executed in one
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or more counterparts, any of which shall constitute an original as against any party whose signature appears on it, and all of which shall together constitute a single instrument. This Agreement shall become binding when one or more counterparts, individually or taken together, bear the signatures of both parties.

           [The remainder of this page is intentionally left blank.]
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          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their officers thereunto duly authorized as of the day and year written above.

                              RAI ADVISORS, LLC


                              By:  /s/ William S. Ashmore
                                  ---------------------------------------
                                  Name:     William S. Ashmore
                                  Title:    President



                              ICI FUNDING CORPORATION


                              By:  /s/ Joseph R. Tomkinson
                                  -------------------------------------
                                  Name:     Joseph R. Tomkinson
                                  Title:    Chief Executive Officer



                              IMPERIAL CREDIT MORTGAGE HOLDINGS, INC.


                              By:  /s/ Joseph R. Tomkinson
                                  --------------------------------
                                  Name:     Joseph R. Tomkinson
                                  Title:    Chief Executive Officer